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                                                                                     Exhibit 99(f)

                         System Energy Resources, Inc.
           Computation of Ratios of Earnings to Fixed Charges and
                      Ratios of Earnings to Fixed Charges

                                                                      Twelve Months Ended
                                                                                                   Sept 30,
                                                    1997       1998      1999      2000     2001     2002
Fixed charges, as defined:
  Total Interest                                   $128,653  $116,060  $147,982  $118,519 $138,018   $75,894
  Interest applicable to rentals                      6,065     5,189     3,871     5,753    4,458     3,391
                                                   ---------------------------------------------------------

Total fixed charges, as defined                    $134,718  $121,249  $151,853  $124,272 $142,476   $79,285
                                                   =========================================================

Earnings as defined:
  Net Income                                       $102,295  $106,476   $82,375   $93,745 $116,355   114,179
  Add:
    Provision for income taxes:
      Total                                          74,654    77,263    53,851    81,263   43,761    65,330
    Fixed charges as above                          134,718   121,249   151,853   124,272  142,476    79,285
                                                   ---------------------------------------------------------
Total earnings, as defined                         $311,667  $304,988  $288,079  $299,280 $302,592  $258,794
                                                   =========================================================

Ratio of earnings to fixed charges, as defined         2.31      2.52      1.90      2.41     2.12      3.26
                                                   =========================================================



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